Exhibit 99.3

                     Avocent to Acquire Cyclades;
          Acquisition to Enhance Serial Management Platform

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Jan. 26, 2006--Avocent Corporation (NASDAQ: AVCT) today announced that it signed a definitive agreement to acquire Cyclades Corporation, a privately-held company based in Fremont, California. The agreement provides for a total cash purchase price of approximately $90 million plus the assumption of liabilities and payment of certain transaction costs. Cyclades had unaudited revenues of approximately $60 million in 2005. The acquisition is expected to be completed in the first quarter of 2006.
    "The Cyclades acquisition will significantly expand our management platform for serial and power management products while providing a strong presence in the fast growing Linux server and networking infrastructure markets," stated John R. Cooper, chairman and chief executive officer of Avocent Corporation. "We expect the acquisition to introduce us to a significant number of new customers, broaden our IT infrastructure management capabilities and enhance our research and development resources. We believe our customers will benefit from our combined broader product offerings on an integrated platform.
    "Cyclades has excellent market penetration in the Linux and network infrastructure management space with their AlterPath group of products. We plan to leverage their expertise in these markets to provide an integrated and comprehensive solution for Windows, Linux and networking environments.
    "Cyclades' products are very complementary to those of Avocent," continued Mr. Cooper. "They have a strong international presence and currently sell products and services to 85% of the Fortune 100 companies. We believe we have excellent opportunities to cross-sell our respective products lines across the combined customer base.
    "We also believe there are significant operational synergies between our organizations. We expect the acquisition will be accretive to our GAAP and operational earnings per share in 2006, excluding a one-time charge for in-process research and development expense, which we will incur upon the closing of the transaction," concluded Mr. Cooper.
    Jefferies Broadview, a division of Jefferies & Company, Inc., acted as financial advisor to Cyclades.

    Conference Call Information

    Avocent will review the details of the Cyclades transaction in an on-line, real-time Web-cast conference call to be held January 26, 2006. The live broadcast will be available on-line at www.avocent.com as well as www.investorcalendar.com beginning at 10:00 a.m. central time. The on-line replay will follow immediately and continue for 30 days.

    About Cyclades Corporation

    Cyclades offers a comprehensive system of products that reduce IT operational costs and risks, while increasing the productivity of IT assets and personnel. Cyclades AlterPath System provides secure alternate paths into the production IT infrastructure, enabling administrators to remotely access, diagnose and restore disconnected assets to normal operation. Cyclades AlterPath solutions include console servers, KVM and KVM over IP switches, power control appliances, service processor managers, blade managers and a manager to control the entire out-of-band infrastructure. More than 8,000 organizations, including 85 percent of the Fortune 100, utilize Cyclades products. Founded in 1991 and headquartered in Fremont, Calif., Cyclades is a global company with 19 offices worldwide. Additional information is available at www.Cyclades.com.

    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers and financial institutions worldwide. Branded products include switching, extension, intelligent platform management interface (IPMI), remote access and video display solutions. Additional information is available at: www.avocent.com.

    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the closing of the acquisition, the development and introduction of new products and technologies (including those for the Linux server market), the use of serial and power management products by customers, the features and benefits of product and technology integration, the size, growth, and leadership of the potential markets for these products and technologies in the future, the revenue and earnings from these new products and technologies in the future, the market penetration and opportunities for the combined businesses, operational synergies, engineering and design activities, and the results of operations of the combined businesses. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risk that the acquisition may not close, risks associated with the acquisition and subsequent integration of businesses and technologies, risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2005. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

    Use of Non-GAAP Financial Measures

    Operational income and the resulting calculation of earnings per share on an operating basis as used in this press release are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with acquisitions, and significant and unusual non-recurring gains and losses on sales of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies.

    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301